Reg. S/S240.14a-101
                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                               (Amendment No.     )
                                ------------------

Filed by the Registrant |x|
Filed by a party other than the Registrant |  |
Check the appropriate box:
| |  Preliminary Proxy Statement
| | Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|x|  Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting material under Rule 14a-11(c) or Rule 14a-12

                                Loews Corporation
------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)

                                      N/A
------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|x|  No fee required.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:  N/A
------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:  N/A
------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:  N/A
------------------------------------------------------------------------------
(5) Total fee paid:  N/A
------------------------------------------------------------------------------
| | Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:  N/A
------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:  N/A
------------------------------------------------------------------------------
(3) Filing party:  N/A
------------------------------------------------------------------------------
(4) Date filed:  N/A
------------------------------------------------------------------------------

                                     [LOGO]

                                      LOEWS
                                   CORPORATION

                                667 Madison Avenue
                          New York, New York  10021-8087

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held on May 9, 2000

To the Shareholders:

  The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at The Regency Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 9, 2000, at 11:00 A.M. New York City Time, for the following purposes:

 .    To elect thirteen directors;

 .    To consider and act upon a proposal to ratify the appointment by the
     Board of Directors of Deloitte & Touche LLP as independent certified public accountants for the Company;

 .    To consider and act upon a proposal to approve the Loews Corporation 2000
     Stock Option Plan;

 .    To consider and act upon three shareholder proposals; and

 .    To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 13, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,

                                                     BARRY HIRSCH
                                                      Secretary

Dated: March 28, 2000

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                   LOEWS
                                CORPORATION








                            ---------------------

                               PROXY STATEMENT

                            ---------------------




  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 9, 2000. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 28, 2000.

  The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

  As of March 13, 2000, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 99,598,400 shares of Common Stock of the Company (the "Common Stock") outstanding. Each outstanding share is entitled to one vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the thirteen nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the Annual Meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes are not counted as present.

  The Board of Directors of the Company has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations in relation to shareholder meetings that identify how an individual shareholder has voted will be kept confidential from the Company and its employees, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of the Company's transfer agent or another third party, and not employees of the Company.

Principal Shareholders

  The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as otherwise noted, this information is as of February 29, 2000, and each person has sole voting and investment power with respect to the shares set forth, except as may be noted below.

                                           Amount                   Percent
  Name and Address                 Beneficially Owned               Of Class
  ----------------                 ------------------               --------

  Laurence A. Tisch ...........        13,308,998                      13.3%
  667 Madison Avenue
  New York, N.Y.  10021-8087

  Preston R. Tisch  ...........        17,308,998                      17.2%
  667 Madison Avenue
  New York, N.Y.  10021-8087

  Laurence A. Tisch and Preston R. Tisch are each Co-Chairman of the Board of the Company, and are brothers. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Chairman of the Executive Committee and a director of the Company, are sons of Mr. L.A. Tisch. Jonathan M. Tisch, President and Chief Executive Officer of Loews Hotels and a director of the Company, is the son of Mr. P.R. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company's Office of the President.

  Shares of Common Stock beneficially owned include 3,000,000 shares held by each of Messrs. L.A. Tisch and P.R. Tisch as trustees of trusts for the benefit of their respective wives. Shares of Common Stock beneficially owned by Mr. L.A. Tisch include 2,000,000 shares of Common Stock held of record by his wife.

                                     2

Director and Officer Holdings

  The following table sets forth certain information as to the shares of Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group, at February 29, 2000, based on data furnished by them.

                                                 Amount               Percent
  Name                                   Beneficially Owned (1)       of Class
  ----                                   ----------------------       --------

Charles B. Benenson                             155,550(2)                *
John Brademas                                     1,110(3)                *
Dennis H. Chookaszian                             4,000(4)                *
Paul J. Fribourg                                  6,000(5)                *
Bernard Myerson                                  31,500(6)                *
Edward J. Noha                                    1,500(7)                *
Arthur L. Rebell                                    500(8)                *
Gloria R. Scott                                       0                   *
Andrew H. Tisch                               1,002,000(9)               1.0%
James S. Tisch                                1,080,000(10)              1.1%
Jonathan M. Tisch                               155,020(11)               *
Laurence A. Tisch                            13,308,998(12)(13)         13.3%
Preston R. Tisch                             17,308,998(12)             17.2%
Fred Wilpon                                           0                   *
All executive officers and directors as a
group                                        33,055,776                 32.9%
  (23 persons including those listed above)

* Represents less than 1% of the outstanding shares of Common Stock.

  (1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.
  (2) These shares are owned by a partnership in which a revocable trust created by Mr. Benenson has a 75% interest and of which Mr. Benenson is general manager. In addition, Mr. Benenson owns 5,000 shares of common stock of Diamond Offshore Drilling, Inc., a 52% owned subsidiary of the Company ("Diamond Offshore"). 70,200 shares of Common Stock and 30,000 shares of common stock of CNA Financial Corporation ("CNA"), an 86% owned subsidiary of the Company, are held by a charitable foundation. Mr. Benenson has shared voting and investment power with respect to the Common Stock and CNA common stock owned by the partnership and the foundation. He disclaims beneficial interest in the shares held by the foundation.
  (3) In addition, Mr. Brademas owns 234 shares of CNA common stock.
  (4) In addition, Mr. Chookaszian owns 404,031 shares of CNA common stock.
  (5) These shares are owned by an affiliate of ContiGroup Companies, Inc. ("ContiGroup"). Mr. Fribourg is an executive officer of ContiGroup. Mr. Fribourg disclaims beneficial interest in these shares.
  (6) In addition, Mr. Myerson's wife owns 2,500 shares of Common Stock as to which he disclaims any beneficial interest.
  (7) In addition, Mr. Noha owns beneficially 1,350 shares of CNA common stock.
  (8) In addition, Mr. Rebell owns beneficially 6,000 shares of CNA common stock, including 2,300 shares with respect to which he has shared voting and investment power.

                                     3

  (9) Includes 1,000,000 shares of Common Stock held by a trust of which Mr. A.H. Tisch is the managing trustee and beneficiary. In addition, 20,000 shares of Common Stock are held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.
 (10) Includes 1,000,000 shares of Common Stock held by a trust of which Mr. J.S. Tisch is the managing trustee and beneficiary. In addition, 58,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.
 (11) In addition, 32,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.
 (12) Includes 3,000,000 shares of Common Stock held by each of Messrs. L.A. Tisch and P.R. Tisch as trustees of trusts, as to which they each have sole voting and investment power, for the benefit of their respective wives.
 (13) Includes 2,000,000 shares of Common Stock held of record by the wife of Mr. L.A. Tisch.

                               ELECTION OF DIRECTORS
                                 (Proposal No. 1)

  Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at thirteen. Accordingly, action will be taken at the meeting to elect a Board of thirteen directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

  Charles B. Benenson, 87 - Officer and Director, Benenson Realty Company (real estate investments). Mr. Benenson has been a director of the Company since 1960 and is a member of the Audit Review Committee and the Incentive Compensation Committee.

  John Brademas, 73 - President Emeritus since 1992 and, prior thereto, President of New York University. Mr. Brademas is also a director of Kos Pharmaceuticals, Inc. Mr. Brademas has been a director of the Company since 1982 and is a member of the Incentive Compensation Committee.

  Dennis H. Chookaszian, 56 - Chairman of the Board and Chief Executive Officer of mPower since November 1999. He has also been Chairman of the Executive Committee of CNA since February 1999. Prior thereto, he had been Chairman of the Board and Chief Executive Officer of CNA Insurance Companies. Mr. Chookaszian is a director of CNA. He has been a director of the Company since 1995.

  Paul J. Fribourg, 46 - Chairman of the Board and Chief Executive Officer of ContiGroup since 1997. Prior thereto he had been President and Chief Operating Officer of Continental Grain Company. Mr. Fribourg is also a director of ContiFinancial Corporation and Wyndham International, Inc. He has been a director of the Company since 1997 and is a member of the Audit Review Committee.

  Bernard Myerson, 82 - Retired, formerly Chairman Emeritus of Sony Theatre Management

                                     4

Corporation. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

  Edward J. Noha, 72 - Chairman of the Board of CNA since 1992. Prior thereto, Mr. Noha had been Chairman and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha has been a director of the Company since 1975.

  Gloria R. Scott, 61 - President, Bennett College, Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990 and is a member of the Audit Review Committee.

  Andrew H. Tisch, 50 - Chairman of the Executive Committee and member of the Office of the President of the Company since January 1999. Prior thereto he had been Chairman of the Management Committee of the Company. Mr. Tisch served as Chairman of the Board and Chief Executive Officer of Lorillard, Inc., a wholly owned subsidiary of the Company, from September 1989 to May 1995. Mr. Tisch is Chairman of the Board of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company, and a director of Zale Corporation, Canary Wharf PLC and Integrated Graphics, Inc. Mr. Tisch has been a director of the Company since 1985.

  James S. Tisch, 47 - President and Chief Executive Officer and a member of the Office of the President of the Company since January 1999. Prior thereto he had been President and Chief Operating Officer of the Company since 1994. He is also a director of CNA and Vail Resorts, Inc and Chairman of the Board and Chief Executive Officer of Diamond Offshore. Mr. Tisch has been a director of the Company since 1986 and is a member of the Finance Committee.

  Jonathan M. Tisch, 46 - President and Chief Executive Officer of Loews Hotels and, since January 1999, a member of the Office of the President of the Company. Mr. Tisch has been a director of the Company since 1986 and is a member of the Executive Committee.

  Laurence A. Tisch, 77 - Co-Chairman of the Board of the Company. Prior to January 1999 Mr. Tisch had also been Co-Chief Executive Officer of the Company. Mr. Tisch is Chief Executive Officer of CNA and a director of CNA and Bulova. In addition, he served as Chairman, President and Chief Executive Officer and a director of CBS Inc. ("CBS") until November 24, 1995. Mr. Tisch also serves as a director of Automatic Data Processing, Inc. He has been a director of the Company since 1959 and is a member of the Finance Committee.

  Preston R. Tisch, 73 - Co-Chairman of the Board of the Company. Prior to January 1999, Mr. Tisch had also been Co-Chief Executive Officer of the Company. Mr. Tisch had been a director of the Company from 1960 to 1986, when he resigned to serve as Postmaster General of the United States. He was re-elected a director of the Company in March 1988. He is a director of Bulova, CNA, Hasbro, Inc. and Rite Aid Corporation.

  Fred Wilpon, 63 - Chairman of the Board of Sterling Equities, Inc. (real estate investments) and President, Chief Executive Officer and co-owner of Sterling Doubleday Enterprises, L.P. (New York Mets baseball team). Mr. Wilpon is also a director of Pathogenesis Corporation and Bear Stearns Companies, Inc. He has been a director of the Company since February 2000.

                                     5

Committees

  The Company has an Audit Review Committee, a Finance Committee, an Incentive Compensation Committee and an Executive Committee. The Company has no nominating committee or compensation committee.

  The functions of the Audit Review Committee include recommendation to the Board of Directors with respect to the engagement of the Company's independent certified public accountants, review of the scope and effectuation of the audit engagement and of the Company's internal audit procedures, approval of each service performed by the independent accountants, and review of the Company's internal accounting controls.

Attendance at Meetings

  During 1999 there were six meetings of the Board of Directors, three meetings of the Audit Review Committee and one meeting of the Incentive Compensation Committee. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director serves, with the exception of John Brademas who attended approximately 71% of those meetings.

Director Compensation

  Each director who is not an employee of the Company is paid an annual retainer of $25,000 for serving as a director. In addition, members of the Audit Review Committee and of the Incentive Compensation Committee are paid $1,000 for each meeting attended.

                               EXECUTIVE COMPENSATION

  The following table sets forth information for the years indicated regarding the compensation of the Chief Executive Officer and each of the other five most highly compensated executive officers of the Company as of December 31, 1999 (the "Named Executive Officers"), for services in all capacities to the Company and its subsidiaries.

                                     6

                         SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                  ---------------------------------
                                                                        Long-Term
       Name and                                          Other Annual  Compensation   All Other
 Principal Position    Year    Salary (1)    Bonus       Compensation   Payouts(2)  Compensation
 ------------------    ----    ----------    -----       ------------  ------------ ------------

J.S. Tisch             1999  $1,323,146(3) $325,000(4)(5)                            $53,812(6)
Chief                  1998   1,200,462(3)  180,000(7)                                38,258(6)
Executive              1997     873,046                                               32,275(6)
Officer, Office
of the President

L.A. Tisch             1999   1,051,946                                               75,520(8)
Co-Chairman            1998   1,003,204                                $1,125,000     69,743(8)
of the Board           1997     990,046                                 1,125,000     60,210(8)

P.R. Tisch             1999   1,051,946                  $712,393(9)                  75,520(8)
Co-Chairman            1998   1,003,204                   469,682(9)    1,125,000     69,743(8)
of the Board           1997     990,046                   447,369(9)    1,125,000     60,210(8)

A.H. Tisch             1999   1,021,146     325,000(4)                                14,940(10)
Chairman of            1998     983,654                                               13,932(10)
the Executive          1997     940,142                                                7,905(10)
Committee,
Office of the
President

J.M. Tisch             1999   1,021,146     325,000(4)                                13,016(10)
President and          1998     983,654                                               12,203(10)
Chief                  1997     940,142                                                6,272(10)
Executive
Officer of
Loews Hotels,
Office of
the President

A.L. Rebell            1999     999,242     477,000(11)                                6,400(10)
Senior Vice            1998     402,978     250,000(11)                               22,875(12)
President,             1997
Chief
Investment
Officer

  (1) Salary includes payments to the named individual based on benefit choices under the Company's flexible benefits plan.
  (2) Represents payout under the Company's Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan") based upon awards granted in 1996.
  (3) Includes $300,000 and $214,808 paid by Diamond Offshore to Mr. Tisch as compensation for his services as its Chief Executive Officer in 1999 and 1998, respectively.
  (4) Represents payout under the Incentive Compensation Plan based upon awards granted in 1999.
  (5) Does not include a bonus which may be granted by Diamond Offshore pursuant to its Management Bonus Program based on service during 1999, the amount of which is not currently calculable.
  (6) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan aggregating $13,019, $12,258 and $6,275 for 1999, 1998 and 1997, respectively. Also includes director's fees paid by CNA amounting to $33,000 for 1999 and $26,000 for each of 1998 and 1997, and $7,793 representing insurance premiums and retirement plan contributions paid by Diamond Offshore in 1999.
  (7) Represents a bonus granted by Diamond Offshore, pursuant to its Management Bonus Program, based on service during 1998.
  (8) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan aggregating $42,520, $43,743 and $34,210 for 1999, 1998 and 1997, respectively. Also includes director's fees paid by CNA amounting to $33,000 for 1999 and $26,000 for each of 1998 and 1997.

                                     7

  (9) Represents the incremental cost of personal benefits provided by the Company, including $665,000, $437,153 and $400,000 respectively, for 1999, 1998 and 1997 for the use by Mr. P.R. Tisch of an apartment at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.
 (10) Represents the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefit Equalization Plan.
 (11) Represents the present value of deferred bonus compensation in the amounts of $250,000 for 1998 and $477,000 for 1999.
 (12) Represents director's fees paid by Diamond Offshore in 1998.

Employment Agreements

  The employment agreements the Company maintains with each of Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch expire on December 31, 2001. Each agreement provides for a basic salary of $975,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. These agreements also provide the right to participate in the Incentive Compensation Plan.

  The employment agreements the Company maintains with each of Messrs. L.A. Tisch and P.R. Tisch expire on December 31, 2000. Each agreement provides for a basic salary of $975,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. These agreements also provide the right to participate in the Incentive Compensation Plan.

  The Company's employment agreements with Messrs. L.A. Tisch and P.R. Tisch also provide for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Retirement Plan and the Internal Revenue Code, over (ii) retirement benefits actually paid under the Retirement Plan as limited by those provisions. These supplemental benefits are equivalent to the benefits provided under the Benefit Equalization Plan (see "Pension Plan," below). Incentive compensation awarded the Messrs. Tisch under the Incentive Compensation Plan are included in the computation of their respective pensionable earnings in determining supplemental benefits under their employment agreements, but in no event will those supplemental benefits duplicate benefits under the Benefit Equalization Plan. The Company's Retirement Plan requires that pension payments for certain participants, including Messrs. L.A. Tisch and P.R. Tisch, commence in the year following the year in which each such participant attains age 70 1/2. Messrs. L.A. Tisch and P.R. Tisch are currently receiving pension payments under the Retirement Plan and supplemental retirement benefits under their employment agreements. Retirement benefits payable to Mr. L.A. Tisch have been reduced in relation to retirement benefits paid to him under the retirement plan of CBS, of which he served as president and chief executive officer from January 1987 to November 1995, and retirement benefits payable to Mr. P.R. Tisch have been adjusted to account for retirement benefits paid to him when he retired from the Company to serve as Postmaster General of the United States from August 1986 to February 1988.

  The Company has entered into an agreement with Mr. Arthur Rebell supplementing the retirement benefits to which he is entitled under the Company's Retirement Plan, pursuant to which Mr. Rebell became vested in an account credited by the Company with $727,000, representing deferred bonus compensation of $250,000 for 1998 and $477,000 for 1999. This account will be credited on the last day of each calendar year with the pay-based and interest credits which would have otherwise been credited to Mr. Rebell under the Retirement Plan. Mr. Rebell will receive, upon his retirement, the value

                                     8

of the account in the form of an annuity or, if he so requests and the Company's Chief Executive Officer approves, in a single lump sum payment.

Pension Plan

  The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefit Equalization Plan (the "Benefit Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefit Equalization Plan.

  Effective January 1, 1998, the Retirement Plan was converted to a cash balance plan. A cash balance plan is a form of non-contributory, defined benefit pension plan in which the value of each participant's benefit is expressed as a nominal cash balance account established in the name of the participant. Under the cash balance plan each participant's account is increased annually based on a specified percentage of annual earnings (based on the participant's age) and a specified interest rate (which is established annually for all participants). At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. In addition, awards under the Incentive Compensation Plan are deemed compensation for purposes of the Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

  Participants with at least five years of service whose combined age and years of service equaled at least 60, or at least 18 years of service whose combined age and service equaled at least 58 at January 1, 1998, are entitled to a minimum retirement benefit ("Minimum Benefit") equal to the benefit they would have earned under the Retirement Plan before its conversion to a cash balance plan. This Minimum Benefit is based upon the average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. The following table shows estimated annual benefits upon retirement under the Retirement Plan, based on the Minimum Benefit, for various average compensation and credited service based upon normal retirement at January 1, 2000 and a straight life annuity form of pension. Each of the Named Executive Officers qualifies for the Minimum Benefit except for Mr. A.L. Rebell. It is currently estimated that the cash balance of the account maintained under the Retirement Plan for Mr. Rebell will be approximately $859,340 when Mr. Rebell reaches the normal retirement age of 65, assuming annual interest credits of 6% and no increases in the amount of Mr. Rebell's base salary.

                                     9

                              PENSION PLAN TABLE


Average Final                     Estimated Annual Pension for
Compensation                Representative Years of Credited Service
-------------               ----------------------------------------

                   15        20        25        30          35          40
                   --        --        --        --          --          --

$  400,000      $ 72,000  $ 99,200  $131,200  $163,200  $  195,200  $ 227,200
   600,000       108,000   148,800   196,800   244,800     364,800    340,800
   800,000       144,000   198,400   262,400   326,400     390,400    454,400
 1,000,000       180,000   248,000   328,000   408,000     488,000    568,000
 1,200,000       216,000   297,600   393,600   489,600     585,600    681,600
 1,400,000       252,000   347,200   459,200   571,200     683,200    795,200
 1,600,000       288,000   396,800   524,800   652,800     780,800    908,800
 1,800,000       324,000   446,400   590,400   734,400     878,400  1,022,400
 2,000,000       360,000   496,000   656,000   816,000     976,000  1,136,000
 2,200,000       396,000   545,600   721,600   897,600   1,073,600  1,249,600
 2,400,000       432,000   595,200   787,200   979,200   1,171,200  1,363,200

  The years of credited service of Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch are twenty-six, twenty, twenty-two, thirty-nine and thirty-seven, respectively.

  Amounts paid to Mr. J.S. Tisch by Diamond Offshore listed on the Summary Compensation Table above are not covered by the Retirement Plan. Diamond Offshore maintains a tax qualified defined contribution retirement plan which provides that Diamond Offshore contribute 3.75% of each participant's defined compensation and match 25% of the first 6% of compensation voluntarily contributed by each participant. Participants are fully vested immediately upon enrollment in the plan. Diamond Offshore's 3.75% contribution on behalf of Mr. J.S. Tisch amounted to $6,000 in 1999.

             BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

  The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The Incentive Compensation Committee of the Board of Directors has been designated by the Board of Directors to administer and award grants under the Company's Incentive Compensation Plan and the newly adopted Stock Option Plan. (See Proposal No. 3 for a discussion of the terms and administration of the Stock Option Plan.)

  The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To further this objective and provide incentives to motivate executive officers to achieve long term Company goals, as well as to provide incentive compensation opportunities to executive officers that are competitive with those of other companies, on January 18, 2000 the Board of Directors adopted, subject to shareholder approval, the Stock Option Plan.

  The primary component of executive compensation of the Company's executive officers is cash

                                     10

salary. Salary levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyzes two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one survey, the consistency of the data presented. One survey includes two of the eight companies included in the Standard & Poor's Financial Diversified Index and the other survey includes one of the companies included in that index (see "Stock Price Performance Graph," below). In most cases, the Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Chief Executive Officer

  The compensation of the Company's Chief Executive Officer for 1999 was established pursuant to the employment agreement negotiated between the Company and the Chief Executive Officer in 1998. This employment agreement provides for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion. Consistent with the compensation policy with respect to executive officers generally, compensation to the Company's Chief Executive Officer includes, in addition to the salary provided in his employment agreement with the Company, awards under the Company's Incentive Compensation Plan, and subject to shareholder approval, grants of stock options under the Company's Stock Option Plan.

Internal Revenue Code

  Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

  To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so. Accordingly, the Company has adopted the Incentive Compensation Plan for the purpose of causing the compensation expense associated with that plan to qualify as performance-based compensation. Under the Incentive Compensation Plan, the Incentive Compensation Committee may grant awards to executive officers based on the attainment of specified performance goals in relation to the after tax net income of the Company. In addition, compensation resulting from grants of options under the Company's proposed Stock Option Plan will be considered to be "performance based" under the applicable provisions of the Internal Revenue Code.

By the Board of
 Directors:      Charles B. Benenson     Bernard Myerson     James S. Tisch
                 John Brademas           Edward J. Noha      Jonathan M. Tisch
                 Dennis H. Chookaszian   Gloria R. Scott     Laurence A. Tisch
                 Paul J. Fribourg        Andrew H. Tisch     Preston R.  Tisch

                                     11

            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. D.H. Chookaszian, B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

                            CERTAIN TRANSACTIONS

  Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $4,130,059 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 1999.

  ContiGoup, of which Paul J. Fribourg, a director of the Company, is a shareholder, director and executive officer, from time to time purchases marine cargo and other insurance from insurance subsidiaries of CNA, in the ordinary course of business. Annual premiums for this insurance aggregated approximately $1.13 million in 1999.

  Pursuant to the terms of its Stock Ownership Plan, in October 1998 CNA provided a loan to Dennis H. Chookaszian to assist him with the purchase of common stock of CNA. Interest on this loan is 5.39% compounded semi-annually, and will be added to the principal balance until the loan is settled. The term of the loan is 10 years. It is unconditional with full recourse against the maker. As of March 15, 2000, the outstanding amount of this loan was $15,112,660.

  See "Compensation Committees Interlocks and Insider Participation" above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and the Standard & Poor's Financial Diversified Stock Index ("S&P Financial Diversified") for the five years ended December 31, 1999. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1994 and that all dividends were reinvested.

                                     12

                                 [GRAPH]


                             1994     1995     1996     1997     1998     1999
------------------------------------------------------------------------------

Loews Corporation            100    182.24   221.85   252.24   236.04   147.78
S&P 500 Index                100    137.58   169.17   225.60   290.08   351.12
S&P Financial Diversified    100    160.61   206.87   326.13   426.86   565.00

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                               (Proposal No. 2)

  The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 2000, subject to ratification by the shareholders. Deloitte & Touche LLP served as the Company's independent auditors during 1999. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm declines to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

            The Board of Directors recommends a vote FOR Proposal No. 2.

                         APPROVAL OF THE LOEWS CORPORATION
                             2000 STOCK OPTION PLAN
                               (Proposal No. 3)

  On January 18, 2000, the Board of Directors approved the Company's 2000 Stock Option Plan (the "Stock Option Plan"). The purposes of the Stock Option Plan are to allow the Company and its

                                     13

subsidiaries to attract and retain qualified employees and consultants and to allow the Company to attract and retain non-employee directors, to motivate these individuals to achieve the Company's long term goals and to reward them upon achievement of those goals.

  Under the Internal Revenue Code the amount of compensation paid to each of the Chief Executive Officer and the four other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" is not subject to this limitation. Awards under the Stock Option Plan will be considered performance-based under the Internal Revenue Code if the Stock Option Plan is approved by the Company's shareholders. As stated above, the Board of Directors believes that where the Company's compensation policy can be implemented in a manner which maximizes the deductibility for federal income tax purposes of compensation paid by the Company, the Company should seek to do so. Accordingly, the Board of Directors has directed that the Stock Option Plan be submitted to the Company's shareholders for approval at the Annual Meeting. If the Company's shareholders fail to approve the Stock Option Plan, options previously granted under the Stock Option Plan will never become exercisable and no further options will be granted thereunder.

  The following is a summary of certain terms of the Stock Option Plan. It is qualified in its entirety by the full text of the Stock Option Plan, which is set forth in Exhibit A attached to this Proxy Statement.

  Eligibility and Types of Grants. Those persons who are responsible for or contribute to the management, growth or profitability of the businesses of the Company and its subsidiaries may receive grants under the Stock Option Plan. Optionees will be selected from time to time by the Incentive Compensation Committee (the "Committee") from a pool of all employees and consultants of the Company and its subsidiaries and the non-employee directors of the Company, an estimated 26,000 people. The Stock Option Plan provides for the grant of both incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options ("NQOs"), which do not meet, or are not intended to meet, the requirements of Section 422 of the Internal Revenue Code. (See "Federal Income Tax Consequences" below.)

  Shares Subject to the Stock Option Plan. The aggregate number of shares of Common Stock for which options may be granted under the Stock Option Plan is 1,000,000; and the maximum number of shares of Common Stock with respect to which options may be granted to any individual in any calendar year is 200,000. These shares of Common Stock may consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. Shares of Common Stock subject to an option which has expired or been canceled or terminated will become available for the granting of additional options under the Stock Option Plan.

  Administration. The Stock Option Plan will be administered by the Committee. Subject to the terms of the Stock Option Plan, the Committee has broad authority to administer and interpret the Stock Option Plan, including the authority to determine who will receive a grant and to determine the specific provisions of that grant. The Committee also has the authority to accelerate the exercisability of an outstanding option and extend the option term of an outstanding option.

  Exercise. The exercise price for the purchase of shares of Common Stock under each option will be determined by the Committee; provided, however, that the exercise price per share may not be

                                     14

less than 100% of the fair market value of the Common Stock on the date of grant. The full exercise price of these shares shall be paid at the time of exercise. The Committee may permit an optionee to elect to pay the exercise price of an option by irrevocably authorizing a third party to sell the shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any applicable tax withholding. In addition, the Committee may permit full or partial payment to be made in the form of unrestricted shares of Common Stock that have been owned by the optionee for at least six months based on the fair market value of those shares on the date of exercise.

  Vesting. Unless otherwise provided by the Committee at the time of grant or thereafter, each option granted under the Stock Option Plan will vest and become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant of the option, and shall thereafter remain exercisable for the duration of the option's term.

  Term. Unless otherwise provided by the Committee at the time of grant or thereafter, the term of each option granted under the Stock Option Plan will end on the earliest to occur of (i) the date the optionee's employment, directorship or consultancy with the Company or its subsidiaries, as applicable, is terminated for cause or voluntarily by the optionee, (ii) the first anniversary of the optionee's death or disability, (iii) the third anniversary of the optionee's retirement (if the optionee is an employee),
(iv) the ninetieth day after the optionee's employment, directorship or consultancy terminates for any other reason. In no event may the term of any option granted under the Stock Option Plan exceed ten years from the option's date of grant. Unless otherwise provided by the Committee, any outstanding option that is unvested following a termination of employment, directorship or consultancy shall be forfeited immediately.

  Transferability. Options granted under the Stock Option Plan are not transferable, except by will or the laws of descent and distribution or, in the case of an NQO, to the optionee's immediate family, if expressly permitted by the Committee.

  Adjustments. In the event of a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, split-up, spin-off, combination or exchange of shares, the Committee may make adjustments to preserve the benefits or potential benefits of the Stock Option Plan and outstanding stock options. These adjustments may include adjustments to (i) the number and kind of shares deliverable under the Stock Option Plan, (ii) the number and kind of shares that may be covered by options granted to any individual optionee, (iii) the number and kind of shares covered by outstanding options, (iv) the exercise price of outstanding options, (v) settlement of outstanding options in cash or Common Stock, and (vi) other adjustments that the Committee determines to be equitable.

  Amendments and Termination. The Stock Option Plan will be unlimited in duration. The Board of Directors may, at any time, amend or terminate the Stock Option Plan, provided that no such amendment or termination may adversely affect the rights of any optionee under any option granted under the Stock Option Plan prior to the date of such amendment or termination without the prior written consent of that optionee. The Stock Option Plan may not be amended without shareholder approval to the extent such approval is required by law or the rules of any exchange on which the Common Stock is traded.

  Registration of Common Stock issued under the Stock Option Plan. The Company intends

                                     15

that the 1,000,000 shares of Common Stock covered by the Stock Option Plan will be registered under the Securities Act of 1933, as amended. Such registration, if completed, would in most cases permit the unrestricted resale in the public market of shares issued pursuant to the Stock Option Plan.

  New Plan Benefits. The following table sets forth certain information as to options to purchase shares of Common Stock granted under the Stock Option Plan on January 18, 2000 to each of the Named Executive Officers, to all of the Company's executive officers as a group, and to all of the Company's non-executive employees as a group. Each such option remains subject to shareholder approval of the Stock Option Plan and becomes exercisable thereafter at a rate of 25% per year beginning on the first anniversary of the grant date. No grants have been made to any of the Company's non-executive directors. All grants under the Stock Option Plan have been and will be made in consideration of services rendered or to be rendered to the Company or any of its subsidiaries by optionees. As of the date hereof, there has been no determination by the Committee with respect to future awards under the Stock Option Plan.

                                                  No. of
                                                Securities                          Market Value
                                       Dollar   Underlying   Exercise              of Underlying
                                       Value     Options      Price    Expiration    Securities
Name and Position                      ($)(1)    Granted    ($/Share)     Date         ($)(1)
-----------------                      ------   ----------  ---------  ----------  -------------

James s. Tisch                         $0         10,000      $60.28     1/18/10     $ 402,500
Chief Executive Officer, Office of
the President, Director

Andrew H. Tisch                         0         10,000       60.28     1/18/10       402,500
Chairman of the Executive
Committee, Office of the President,
Director

Jonathan M. Tisch                       0         10,000       60.28     1/18/10       402,500
President and Chief Executive
Officer of Loews Hotels, Office of
the President, Director

Arthur L. Rebell                        0          7,500       60.28     1/18/10       301,875
Senior Vice President, Chief
Investment Officer

Executive Group                         0         69,650       60.28     1/18/10     2,803,413

Non-Executive Officer Employee          0         62,350       60.28     1/18/10     2,509,588
Group

     (1) Calculated as of the close of business on March 13, 2000.

  Federal Income Tax Consequences. The following is a brief summary of the principal federal income tax consequences of transactions under the Stock Option Plan based on current federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

  Nonqualified Stock Options. In general, (i) an optionee will not be subject to tax at the time an NQO is granted, and (ii) an optionee will include in ordinary income in the taxable year in which he or she exercises an NQO an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon disposition of the Common Stock acquired

                                     16

upon exercise, appreciation or depreciation after the date ordinary income is recognized will be treated as capital gain (or loss). The Company generally will be entitled to a deduction in an amount equal to a recipient's ordinary income in the Company's taxable year in which the optionee includes that amount in income. The exercise of NQO's is subject to withholding of all applicable taxes.

  Incentive Stock Options. No taxable income will be realized by an option holder upon the grant or exercise of an ISO. If shares are issued to an optionee pursuant to the exercise of an ISO granted under the Stock Option Plan and if no disposition of those shares is made by that optionee within two years after the date of grant of the ISO or within one year after the receipt of those shares by that optionee, then (i) upon a sale of those shares, any amount realized in excess of the exercise price of the ISO will be taxed to that optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and (ii) the Company will be entitled to deduct that amount. Any additional gain or loss recognized by the option holder will be taxed as a short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company. If an ISO is exercised at a time when it no longer qualifies as an incentive stock option under the Internal Revenue Code, it will be treated as an NQO.

          The Board of Directors recommends a vote FOR Proposal No. 3.

                             SHAREHOLDER PROPOSALS

  The Company has been advised that the three shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                         SHAREHOLDER PROPOSAL RELATING TO
                        REPORTING OF EXECUTIVE COMPENSATION
                               (Proposal No. 4)

  Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 122 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Loews Corporation specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

  "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success

                                     17

of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

  "Last year the owners of 9,675,573 shares, representing approximately 9.3% of the shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

        The Board of Directors recommends a vote AGAINST Proposal No. 4.

  The disclosure of executive compensation has been required by the rules of the Securities and Exchange Commission for many years. In accordance with these rules, this Proxy Statement includes detailed information regarding the compensation of the six highest paid executive officers of the Company. This proposal seeks to impose on the Company a unique, overly broad disclosure obligation to which, to the best knowledge of the Company, no other public company is subject. The Board believes that a public rule-making proceeding before the Securities and Exchange Commission is the appropriate forum for the consideration of proposals such as this. Furthermore, this proposal was overwhelmingly defeated at last year's annual meeting of shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

                SHAREHOLDER PROPOSAL RELATING TO YOUTH-FRIENDLY
                            TOBACCO ADVERTISING
                              (Proposal No. 5)

  The Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223, owner of 100 shares of Common Stock, and the Minnesota State Board of Investment, Capitol Professional Office Building, Suite 200, 590 Park Street, St. Paul, MN 55103, owner of 31,079 shares of Common Stock, have notified the Company in writing that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

  "WHEREAS our Company insists its tobacco ads and ad campaigns are not geared to underage youth and has even taken some actions that would indicate it is serious about ensuring that youth do not use our tobacco products;

  "Furthermore various studies independent of our company's own research have shown that teens have not been influenced not to buy our company's cigarettes by ad campaigns that have been run and/or supported by our company.

  "As concerned shareholders, we are aware that the future viability of our company's tobacco divisions is based on ensuring new users, most of whom will continue to use our brands because they began as underage youth;

  "A 1996 University of British Columbia study found that teenagers are three times as likely as adults to respond to cigarette ads and, on average, whenever a cigarette brand increased its advertising budget by 10%, its share of the adult smoking market grew only 3% but its share of teen smokers grew 9%.

                                     18

  "Cigarettes are the most heavily advertised product in the U.S.A. However, unlike adults, whose consumption patterns do not reflect advertising dollars, the three-most advertised cigarettes in the U.S. are the three used most by underage youth.

  "Further evidence presented in the New England Journal of Medicine, American Journal of Public Health, and the Journal of Pediatrics, among other publications, had demonstrated that tobacco advertising plays a significant role in stimulating illegal consumption of tobacco by minors.

  "Such data seems to undermine the stated stance of our company that it is not advertising in ways that influence young people to use our products verses. This leaves some shareholders confused as to how to be sure they are not invested in a company whose activities may possibly be illegal at the worst and immoral at the least.

  "RESOLVED: Shareholders request the Board to implement the following, or a similar policy for our Company: That, within six months of this annual meeting, before any promotional, marketing, and/or advertising campaign presently running is allowed to continue or is inaugurated in the future, it must be submitted to independent and certifiable testing to ensure that it is not equally or more appealing to the 12-to-17-age group than groups 18 and over.

  "SUPPORTING STATEMENT: We suggest that, in creating this approach to testing, that the testing entity be independent of the company and the tobacco industry, eliminating any possible conflict of interest. Its task will be to determine the effectiveness of the advertising campaign in making a positive impression on two age groups: those under 18 and those spread evenly between 18 and 45. If the test results on the young focus group show the campaign is equal to or exceeds the effectiveness on the older group the (proposed) campaign shall be terminated.

  "If you agree for the need of independent data to show our company does not advertise in ways that overly-impact underage minors vs. adults, please vote "yes" for this resolution."

        The Board of Directors recommends a vote AGAINST proposal No. 5.

  On November 23, 1998, Lorillard Tobacco Company ("Lorillard"), together with other companies in the U.S. tobacco industry, entered into a Master Settlement Agreement ("MSA") with a group of State Attorneys General, designed to provide a comprehensive framework to resolve many of the issues affecting the United States tobacco industry. This framework prohibits Lorillard, and the other participating companies, from targeting youth in its advertising and marketing. It also provides for the establishment of a foundation designed to, among other things, research, identify and implement effective means of reducing underage smoking, to be funded by approximately $1.45 billion supplied by the participating companies, including Lorillard, over a five year period.

  The MSA requires corporate culture commitments in relation to full compliance with the MSA, including furthering its goal of preventing underage tobacco use. Lorillard and other cigarette manufacturers would be subject to state enforcement actions for breaching their obligations concerning the development, implementation and enforcement of these corporate principles. As a consequence, Lorillard has advised the Company that all current and future promotional, marketing and/or advertising campaigns will be closely reviewed by Lorillard with the aim of complying with both the MSA, and Lorillard's continuing commitment to reduce youth smoking.

                                     19

  Lorillard believes that the carefully balanced framework already provided by the MSA, including the establishment of a well-funded research foundation which, among other things, is intended to develop and implement programs designed to reduce underage tobacco use, is the most appropriate manner by which to assure a substantial meaningful reduction in youth smoking and that any effort to impose a single method of achieving that goal is inappropriate. Furthermore, the method specifically advanced in Proposal No. 5, requiring "independent and certifiable testing," would impose a vague and ill-defined burden on Lorillard's marketing efforts. Accordingly, the Board of Directors recommends a vote against this proposal.

              SHAREHOLDER PROPOSAL RELATING TO NEWPORT ADVERTISING
                             (Proposal No. 6)

  Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331, owner of 1,300 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

  "WHEREAS our Company's Newport cigarette, in 1998, was the second largest selling cigarette in the U.S.A. According to John C. Maxwell, as U.S. cigarette sales continued to fall between 1997 and 1998, Newport was one of two brands to register increases in sales and market share.

  "A significant percentage of those smoking our Newport cigarettes are people of African descent. Over 75% of African American smokers smoke menthol cigarettes as compared to 23% of white smokers. 61.3% of African American adolescents who smoke smoke Newports.

  "Health risks associated with smoking among African Americans are greater than those of their white counterparts. African American men have a lung cancer death rate 50% higher than whites while over 80% of African American men who smoke and have contracted lung cancer die from the disease, compared with 54% of their white counterparts.

  "Our company, along with the other U.S. tobacco companies, have inundated the African American community with various media campaigns. Nearly 66% of cigarette advertisements in African American magazines are for menthol cigarettes, compared to 15.4% of those in general population magazines. African American communities have had 2.6 times as many billboards advertising cigarettes as white communities.

  "Smoking rates among African American high school students rose 80% from 1991 to 1997. The smoking rate for African American males doubled in that time from 14.1% to 28.2%.

  "The Surgeon General of the United States, Dr. David Satcher, warned in 1998 that, if the pattern of African American youth who take up smoking continues, an estimated 1.6 million black children will become regular smokers and 500,000 will die as a result.

  "In 1998 a civil rights suit was filed against the tobacco industry for targeting African Americans with menthol brands. Building on documents released as a result of Minnesota's Medicaid trial, the suit charges that our Company and others targeted African American communities in their marketing of mentholated products and asserts that menthol may be a factor in the disproportionate

                                     20

smoking-related death and disease in the African American community.

  "RESOLVED: that shareholders request the Board of Directors to prepare a special Report detailing our company's promotion of Newport cigarettes to African Americans. Using 1999 as the base year, this Report, produced at a reasonable cost and excluding proprietary information, shall be made available within six months of the annual meeting. We recommend that it include:

  1. An comparison of the total number of advertisements place in both Black-oriented and 'general public' media.
  2. A description of the programs and monies expended for our Company's Newport brand in:
     a. Promotions and sponsorships of events allowed by the Master Settlement Agreement that are oriented to African-Americans, as well as the extent of point-of-purchasing advertising.
     b. Making African-American youth aware of the health-hazards related to smoking.

  "Supporting Statement: The possibility that our Company might be targeting the African American community leaves it open to accusations of racism in our marketing programs, please vote 'yes' for this resolution."

          The Board of Directors recommends a vote AGAINST proposal No. 6.

  The Board of Directors is opposed to this proposal as not being in the interest of the Company and its shareholders. Lorillard advertises and promotes its cigarettes, including Newport, only to adult smokers, and maintains its rights to communicate with all of its consumers in all legally and contractually permissible ways. Lorillard's advertising is reviewed for compliance with legal requirements and Lorillard's Corporate Principles Concerning Marketing, Promotion and Youth Smoking. Those principles expand upon commitments embodied in the tobacco industry's Cigarette Advertising and Promotion Code, which Lorillard has adhered to for many years, and in the MSA. Furthermore, the lawsuit referred to in the proposal was dismissed by a federal court judge in Philadelphia who concluded that plaintiffs' claims in the case were without legal merit. Accordingly, the Board of Directors recommends a vote against this proposal.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

  The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. In addition to the use of the mails, solicitation may be made by employees of the Company and its subsidiaries personally or by mail or telephone.

                                     21

Shareholder Proposals for the 2001 Annual Meeting

  Shareholder proposals for the Annual Meeting to be held in the year 2001 must be received by the Company at its principal executive offices not later than November 28, 2000 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the year 2001 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 13, 2001 without a description of them in the proxy materials for that meeting. Shareholder proposals should be addressed to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary.

                                       By order of the Board of Directors,


                                                 BARRY HIRSCH
                                                  Secretary

Dated:  March 28, 2000

                       PLEASE COMPLETE, DATE, SIGN AND
                         RETURN YOUR PROXY PROMPTLY

                                     22


LOEWS CORPORATION                                                        Proxy
------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Bernard Myerson, Barry Hirsch and Gary W. Garson and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at The Regency Hotel, 540 Park Avenue, New York, New York, on May 9, 2000, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSALS 4, 5 AND 6.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



The Board of Directors recommends a vote               The Board of Directors recommends a vote AGAINST           Please mark
FOR Items 1, 2 and 3                                   Items 4, 5 and 6                                           your votes
                                                                                                                  like this [ X ]

Item 1-ELECTION OF DIRECTORS       WITHHELD
Nominees: C.B. Benenson,      FOR  FOR ALL                      FOR   AGAINST ABSTAIN                        FOR  AGAINST ABSTAIN
          J. Brademas,                       ITEM 3-APPROVAL    [  ]   [  ]   [  ]      ITEM 4-SHAREHOLDER   [  ]  [  ]    [  ]
          D.H. Chookaszian,                         OF STOCK                                   PROPOSAL-
          P. Fribourg,                              OPTION PLAN                                EXECUTIVE
          B. Myerson,                                                                          COMPENSATION
          E.J. Noha,         [  ]   [  ]
          G.R. Scott,                                                                   ITEM 5-SHAREHOLDER   [  ]  [  ]    [  ]
          A.H. Tisch,                                                                          PROPOSAL-
          J.S. Tisch,                                                                          YOUTH-FRIENDLY
          J.M. Tisch,                                                                          TOBACCO
          L.A. Tisch,                                                                          ADVERTISING
          P.R. Tisch
          and F. Wilpon.                                                                ITEM 6-SHAREHOLDER   [  ]  [  ]    [  ]
                                                                                               PROPOSAL-
                                                                                               NEWPORT
                                                                                               ADVERTISING


WITHHELD FOR: (Write that Nominee's name in the space provided below.)




---------------------------------------------

ITEM 2-RATIFY DELOITTE  FOR  AGAINST  ABSTAIN
       & TOUCHE LLP AS
       INDEPENDENT      [  ]   [  ]    [  ]
       ACCOUNTANTS




                                                                      ----------
                                                                                |  Please sign EXACTLY as name appears on this
                                                                                |  Proxy. When shares are held by joint tenants,
                                                                                |  both should sign. When signing as attorney,
                                                                                |  executor, administrator, trustee or guardian,
                                                                                |  please give full title as such. Corporate and
                                                                                |  partnership proxies should be signed by an
                                                                                |  authorized person indicating the person's
                                                                                |  title.


Signature(s)                                                                       Date:
            -------------------------------------------------------------------         -----------------------------------------